Exhibit 99.2

Filed by Integrated Alarm Services Group, Inc. Pursuant to Rule 425
Under the Securities Act of 1933
Subject Company: Integrated Alarm Services Group, Inc.
Commission File No: 000-50343

December 20, 2006

To:	All IASG Employees
From:	Chick May
Date:	December 20, 2006

Subject:	Merger Announcement

Today, IASG announced that it has entered into a merger agreement with Protection One, Inc. of Lawrence, Kansas.  A copy of the press release is available on the IASG website and also attached to this memo.

This merger, which is the outcome of the IASG Board’s comprehensive evaluation of strategic options, is very exciting and creates a powerful leader in the security alarm industry with a strong nationwide presence.  As a result of the combination, the new company will be the market leader in wholesale monitoring and multi-family security monitoring, and the number three provider of security alarm services to residential and commercial customers across the country.  The new company will capitalize on one of the best recognized brands in the security industry and be named Protection One, Inc.

Any merger creates the question, “What does the merger mean for me?”  While, we do not have answers for every possible question we do have some answers to the common questions.

“Will this merger affect my job?”   It may for a few employees, but certainly not immediately.  The new Protection One will be a large company with over 3,000 employees and 70 locations across the country.  Yes, there will be reasons and opportunities to consolidate some administration functions and locations. Field operations, sales, commercial and wholesale functions play a critical role in the success of the merged company and should not be affected.  But equally as clear, at a company with a true national footprint, there are and will be opportunities to grow the businesses generating exciting career opportunities and mobility.   The most important actions you can take is to continue to work hard in your job, be open minded, ask questions and let your interests and suggestions be known - patiently and constructively.

“What is the expected merger timeline?”  If all goes as planned, we expect the merger to close in the second quarter of 2007.  Today, by signing the merger agreement, Protection-One and IASG became “engaged” so to speak.  Before we get “married” we must prepare and submit to the SEC and our shareholders a proxy statement seeking shareholder approval for the transaction, we must get other regulatory approvals, we must complete the due diligence process.  Once all this is completed the merger can be concluded.

“Will anything happen to my pay and benefits as a result of the merger?” Again, most certainly nothing will happen in the near-term.  Once the merger closes, the human resource managers will diligently examine the respective compensation and benefit plans of both companies and see which plans should be kept, modified, or merged.  It is important to understand that executive management of both companies realizes that it is the employees that have made us and will make us a success.  It is a highly competitive employment market out there for companies to retain and hire new employees.  Protection One and IASG recognize the importance of a quality compensation and benefit package.  Longer-term you should expect some change, just as all companies periodically evaluate their health or savings plan employee options.

“Who should I speak with if I have questions about the merger?”  Any questions you may have should be addressed to your manager or human resources department staff.  In addition, I, along with other members of senior IASG management and Protection One, will be visiting each of the major IASG locations in the first few weeks after the new year to hold employee meetings to discuss the merger and answer any questions you may have.

 “What does the merger mean for the customer, and what should we say if we are asked about the merger?”  In the short-term, the merger will have very little impact on the customer as both companies will continue to operate independently until the merger is complete in the second quarter of 2007.  We have drafted several different customer communications announcing the merger and explaining its implications for the customer once the merger is closed.  We expect these communications to be sent out shortly.  If you do get customer questions about the merger, you should confirm that the merger announcement has been made and suggest they visit the IASG website to access the press release.  If the customer or caller has additional questions refer them to your manager.

In concluding I want to personally thank all the employees of IASG for their assistance to me and on behalf of the IASG Board of Directors.  Your diligence, hard work and loyalty have enabled the Company to be in a position to enter into a major transforming merger – not just for our two companies but also for the security alarm industry.    I wish all of you and your families a wonderful and safe Holiday Season!

Charles T May

CEO   IASG

Additional Information about the Merger

In connection with the proposed merger of Protection One and IASG, the parties intend to file relevant materials with the SEC, including a proxy statement/prospectus regarding the proposed transaction.  Such documents, however, are not currently available.  INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Protection One and IASG without charge, at the SEC’s Web site (http://www.sec.gov) once such documents are filed with the SEC.  Copies of the proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by (1) directing a written request to Protection One, Inc., Attention: Corporate Secretary, 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044 or by calling (785) 856-9368 or (2) directing a written request to Integrated Alarm Services Group, Inc., Attention: Brian Shea, 99 Pine Street, Albany, NY 12207 or by calling (518) 426-1515.

Protection One, IASG and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from IASG stockholders in respect of the proposed transaction.  Information regarding Protection One’s directors and executive officers is available in Protection One’s information statement for its 2006 annual meeting of stockholders, as filed with the SEC on April 28, 2006.  Information regarding IASG’s directors and executive officers is available in IASG’s proxy statement for its 2006 annual meeting of stockholders, as filed with the SEC on August 3, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.